Exhibit 99.1
Victoria’s Secret & Co. Reports third quarter 2023 results within previous guidance range
November sales growth supports view of Company’s fourth quarter sales and earnings expectations

Reynoldsburg, Ohio (November 29, 2023)—Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”) (NYSE: VSCO) today reported 2023 financial results for the third quarter ended October 28, 2023.

Chief Executive Officer Martin Waters commented on the third quarter, “We delivered third quarter results within our guidance range, and we are encouraged by the improving sales trend as we transition into the all-important holiday season. Our sales trend in North America continued to improve as planned each month throughout the third quarter with October being our strongest month. Our teams have been resiliently focused on what is within our control and working tirelessly on multiple growth initiatives designed to create momentum. We are delivering key initiatives such as our new multi-tender loyalty program, new customer experience enhancements in our digital business, product improvements and launches to enhance the Victoria’s Secret brand and accelerate our beauty business, a reimagined merchandise strategy for our PINK brand, and the return of our iconic fashion show with the Victoria’s Secret World Tour ’23.”

Martin continued, “We are excited with early holiday sales trends in November in North America both in our stores and through our digital experiences online. The November sales and margin result was our best monthly performance in nearly two years and further evidence our initiatives are working, led by strong response to our holiday, giftable merchandise assortment; improving customer experiences; and a powerful marketing message with Mariah Carey, the voice of Christmas. Outside of North America, our business also has momentum, our footprint is growing both in stores and online, our partners are performing very well, and we continue to be excited about performance in China.”

Martin concluded, “With the long-term health of the business in mind, we are energized by the positive signs in the business and remain committed to our strategic priorities: 1) Accelerate Our Core; 2) Ignite Growth; and 3) Transform the Foundation. At our Investor Day in October, we discussed our key focus on accelerating our core, and our initiatives designed to leverage our market leadership position and unlock our opportunity to convert our significant cultural influence into long-term financial growth. We believe our evolving strategies will position the business to deliver the potential of our category-defining Victoria’s Secret and PINK brands, and I believe we have the right leadership team in place at the right time for our business to be successful. We remain confident in our brand repositioning efforts and are committed to delivering our long-term financial targets and returning value to our shareholders.”

Third Quarter Results
The Company reported a net loss of $71 million, or $0.92 per diluted share for the third quarter of 2023. This result compares to net income of $24 million, or $0.29 per diluted share for the third quarter of 2022. Third quarter 2023 operating loss was $67 million compared to operating income of $43 million in the third quarter of 2022.

Excluding the impact of the items described at the conclusion of this press release, third quarter 2023 adjusted net loss was $66 million, or $0.86 per diluted share, and adjusted operating loss was $60 million. These results were within the previously communicated guidance range for adjusted net loss of $0.70 to $0.90 per diluted share and adjusted operating loss of $45 million to $65 million. Third quarter 2022 net income was $24 million, or $0.29 per diluted share, and operating income was $43 million.

The Company reported net sales of $1.265 billion for the third quarter of 2023, a decrease of 4% compared to net sales of $1.318 billion in the prior year third quarter and at the midpoint of our previously communicated guidance range of a net sales decline of 3% to 5%. Total comparable sales for the third quarter of 2023 decreased 7% compared to the third quarter of 2022.

Adjusted net income (loss) and adjusted operating income (loss) are non-GAAP financial measures. At the conclusion of this press release, we have included more information regarding these non-GAAP financial measures, including a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure reported in accordance with GAAP.

Fourth Quarter and Full Year 2023 Outlook
The Company is forecasting fourth quarter 2023 net sales to increase in the range of 2% to 4% compared to last year’s fourth quarter net sales of $2.021 billion. At this forecasted level of sales, adjusted operating income for the fourth quarter of 2023 is expected to be in the range of $245 million to $285 million. Adjusted net income for the fourth quarter of 2023 is estimated to be in the range of $2.20 to $2.60 per diluted share.

The Company is forecasting full year 2023 net sales to decrease in the range of 2% to 3% compared to last year. At this forecasted level of sales, adjusted operating income for the year is expected to be in the range of $290 million to $330 million. Adjusted net income for the full year 2023 is estimated to be in the range of $1.85 to $2.25 per diluted share.

Forecasted adjusted operating income and adjusted net income per diluted share for the full year and fourth quarter 2023 excludes the financial impact of purchase accounting items related to the Adore Me acquisition, including recognition in gross profit of purchase accounting fair value adjustments to acquired inventories as it is sold and expense (income) related to changes in the estimated fair value of contingent consideration and performance-based payments, as well as the amortization of intangible assets. The Company is not able to provide a reconciliation of forward-looking adjusted operating income or adjusted net income per diluted share to the most directly comparable forward-looking GAAP financial measures because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, the various purchase accounting items that are necessary for such reconciliation.

Victoria’s Secret & Co. will conduct its third quarter earnings call at 8:00 a.m. Eastern on Thursday, November 30, 2023. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); conference ID 5358727. For an audio replay, call 1-800-396-1242 (international replay number: 1-203-369-3272); conference ID 5358727 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swim, as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and Victoria’s Secret PINK, that share a common purpose of inspiring and uplifting our customers in every stage of their lives, and Adore Me, a technology-led, digital-first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of more than 1,350 retail stores in nearly 70 countries. We provide our customers with products and experiences that make them feel good inside and out while driving positive change through the power of our products, platform and advocacy.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “will,” “target,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “potential” and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:
•the spin-off from Bath & Body Works, Inc. (f/k/a L Brands, Inc.) may not be tax-free for U.S. federal income tax purposes;
•we may not realize all of the expected benefits of the spin-off;
•general economic conditions, inflation, and changes in consumer confidence, and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•difficulties arising from turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on mall traffic and the availability of suitable store locations on appropriate terms;
•our ability to successfully operate and expand internationally and related risks;
•our independent franchise, license, wholesale and joint venture partners;
•our direct channel business;
•our ability to protect our reputation and the image of our brands;

•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;
•our ability to realize the potential benefits and synergies sought with the acquisition of AdoreMe, Inc.;
•our ability to incorporate artificial intelligence into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source, distribute and sell goods and materials on a global basis, including risks related to:
◦political instability, environmental hazards or natural disasters;
◦significant health hazards or pandemics;
◦legal and regulatory matters;
◦delays or disruptions in shipping and transportation and related pricing impacts; and
◦disruption due to labor disputes;
•our geographic concentration of vendor and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs, including those caused by inflation;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2023.

For further information, please contact:

Victoria's Secret & Co.:
Investor Relations:	Media Relations:
Kevin Wynk	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Sales (Millions):

	Third Quarter	Third Quarter	% Inc/ (Dec)	Year-to-Date	Year-to-Date	% Inc/ (Dec)
	2023	2022		2023	2022
Stores - North America[1]	$723.0	$812.7	(11.0%)	$2,326.0	$2,712.1	(14.2%)
Direct[1]	382.5	341.9	11.9%	1,280.8	1,176.1	8.9%
International[2]	159.6	163.5	(2.4%)	492.5	434.9	13.2%
Total	$1,265.1	$1,318.1	(4.0%)	$4,099.3	$4,323.1	(5.2%)

1 - Results in 2023 include Adore Me sales.
2 - Results include consolidated joint venture sales in China, royalties associated with franchised stores and wholesale sales.

Comparable Sales Increase (Decrease):

	Third Quarter	Third Quarter	Year-to-Date	Year-to-Date
	2023	2022	2023	2022
Stores and Direct[1]	(7%)	(11%)	(10%)	(9%)
Stores Only[2]	(11%)	(10%)	(13%)	(7%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	1/28/23	Opened	Closed	10/28/23
Company-Operated:
U.S.	812	12	(9)	815
Canada	25	—	(1)	24
Subtotal Company-Operated	837	12	(10)	839

China Joint Venture:
Beauty & Accessories[1]	39	2	(6)	35
Full Assortment	33	2	(1)	34
Subtotal China Joint Venture	72	4	(7)	69

Partner-Operated:
Beauty & Accessories	308	13	(24)	297
Full Assortment	135	23	(9)	149
Subtotal Partner-Operated	443	36	(33)	446

Adore Me	6	—	—	6
Total	1,358	52	(50)	1,360
1 - Includes fourteen partner-operated stores at 10/28/23.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
THIRTEEN WEEKS ENDED OCTOBER 28, 2023 AND OCTOBER 29, 2022
(Unaudited)
(In thousands except per share amounts)
	2023	2022
Net Sales	$1,265,087	$1,318,077
Costs of Goods Sold, Buying and Occupancy	(837,712)	(860,705)
Gross Profit	427,375	457,372
General, Administrative and Store Operating Expenses	(494,495)	(414,784)
Operating Income (Loss)	(67,120)	42,588
Interest Expense	(26,305)	(15,329)
Other Income	331	2,383
Income (Loss) Before Income Taxes	(93,094)	29,642
Provision (Benefit) for Income Taxes	(22,422)	7,425
Net Income (Loss)	(70,672)	22,217
Less: Net Income (Loss) Attributable to Noncontrolling Interest	512	(2,151)
Net Income (Loss) Attributable to Victoria's Secret & Co.	$(71,184)	$24,368

Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.	$(0.92)	$0.29

Weighted Average Shares Outstanding[1]	77,369	82,628
1 - Reported Weighted Average Shares Outstanding in the third quarter of 2023 reflects basic shares due to the Net Loss.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
THIRTY-NINE WEEKS ENDED OCTOBER 28, 2023 AND OCTOBER 29, 2022
(Unaudited)
(In thousands except per share amounts)
	2023	2022
Net Sales	$4,099,338	$4,323,091
Costs of Goods Sold, Buying and Occupancy	(2,682,995)	(2,808,963)
Gross Profit	1,416,343	1,514,128
General, Administrative and Store Operating Expenses	(1,429,143)	(1,279,906)
Operating Income (Loss)	(12,800)	234,222
Interest Expense	(72,777)	(40,710)
Other Income (Loss)	227	(2,655)
Income (Loss) Before Income Taxes	(85,350)	190,857
Provision (Benefit) for Income Taxes	(17,618)	25,285
Net Income (Loss)	(67,732)	165,572
Less: Net Income (Loss) Attributable to Noncontrolling Interest	4,155	(9,545)
Net Income (Loss) Attributable to Victoria's Secret & Co.	$(71,887)	$175,117

Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.	$(0.93)	$2.07

Weighted Average Shares Outstanding[1]	77,627	84,659
1 - Reported Weighted Average Shares Outstanding in 2023 reflects basic shares due to the Net Loss.

VICTORIA'S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP above and throughout this press release, provided below are non-GAAP financial measures that present operating income (loss), net income (loss) attributable to Victoria's Secret & Co. and net income (loss) per diluted share attributable to Victoria's Secret & Co. on an adjusted basis, which remove certain special items. We believe that these special items are not indicative of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of adjusted financial information may differ from similarly titled measures used by other companies. The table below reconciles the GAAP financial measures to the non-GAAP financial measures.

	Third Quarter		Year-to-Date
	2023	2022	2023	2022
Reconciliation of Reported to Adjusted Operating Income (Loss)
Reported Operating Income (Loss) - GAAP	$(67,120)	$42,588	$(12,800)	$234,222
Adore Me Acquisition-related Items (a)	574	—	26,261	—
Amortization of Intangible Assets (b)	6,284	—	18,852	—
Restructuring Charges (c)	—	—	11,125	29,348
Occupancy-related Legal Matter (d)	—	—	—	21,679
Adjusted Operating Income (Loss)	$(60,262)	$42,588	$43,438	$285,249

Reconciliation of Reported to Adjusted Net Income (Loss) Attributable to Victoria's Secret & Co.
Reported Net Income (Loss) Attributable to Victoria's Secret & Co. - GAAP	$(71,184)	$24,368	$(71,887)	$175,117
Adore Me Acquisition-related Items (a)	1,669	—	29,546	—
Amortization of Intangible Assets (b)	6,284	—	18,852	—
Restructuring Charges (c)	—	—	11,125	29,348
Occupancy-related Legal Matter (d)	—	—	—	21,679
Tax Effect of Adjusted Items	(3,029)	—	(13,134)	(12,755)
Adjusted Net Income (Loss) Attributable to Victoria's Secret & Co.	$(66,260)	$24,368	$(25,498)	$213,389

Reconciliation of Reported to Adjusted Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.
Reported Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co. - GAAP	$(0.92)	$0.29	$(0.93)	$2.07
Adore Me Acquisition-related Items (a)	—	—	0.31	—
Amortization of Intangible Assets (b)	0.06	—	0.18	—
Restructuring Charges (c)	—	—	0.11	0.26
Occupancy-related Legal Matter (d)	—	—	—	0.19
Adjusted Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.	$(0.86)	$0.29	$(0.33)	$2.52
(a) In the third quarter of 2023, we recognized a $1.7 million charge ($0.3 million net of tax of $1.4 million), $6.5 million expense included in costs of goods sold and $1.1 million expense included in interest expense, partially offset by $5.9 million income included in general, administrative and store operating expense, related to the financial impact of purchase accounting items related to the acquisition of Adore Me. Year-to-date 2023, we recognized $29.5 million charges ($24.0 million net of tax of $5.5 million), $21.7 million included in costs of goods sold, $4.5 million included in general, administrative and store operating expense and $3.3 million included in interest expense, related to the financial impact of purchase accounting items and professional service costs related to the acquisition of Adore Me.
(b) In the third quarter of 2023, we recognized $6.3 million of amortization expense ($4.7 million net of tax of $1.6 million) included in general, administrative and store operating expense related to the acquisition of Adore Me. Year-to-date 2023, we recognized $18.9 million of amortization expense ($14.0 million net of tax of $4.9 million) included in general, administrative and store operating expense related to the acquisition of Adore Me.

(c) In the first quarter of 2023, we recognized a $11.1 million pre-tax charge ($8.4 million net of tax of $2.7 million), $7.8 million included in general, administrative and store operating expense and $3.3 million included in buying and occupancy expense, related to restructuring activities to continue to reorganize and improve our organizational structure. In the second quarter of 2022, we recognized a $29.3 million charge ($22.1 million net of tax of $7.2 million), $16.2 million included in general, administrative and store operating expense and $13.1 million included in buying and occupancy expense, related to restructuring activities to reorganize our leadership structure.
(d) In the first quarter of 2022, we recognized a $21.7 million charge ($16.2 million net of tax of $5.5 million), included in buying and occupancy expense, related to a legal matter with a landlord regarding a high-profile store that we surrendered to the landlord prior to separation.